EXHIBIT 10.10
Amendment No. 2

Pfizer Consolidated Supplemental Pension Plan for United States and Puerto Rico Employees

(Amended and Restated December 31, 2016)

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(New material underlined once; deletions crossed out)

1.Effective November 16, 2020, Section 2.21 of Part A: Administrative and General Sections Applicable to All Participants is amended to read as follows:

PCPP PR means Pfizer Consolidated Pension Plan for Employees Resident in Puerto Rico, as amended and restated, as in effect on November 16, 2020.

2.Effective November 16, 2020, Section 2.28 of Part A: Administrative and General Sections Applicable to All Participants is amended to read as follows:

Puerto Rico Participant means a Participant who is employed by PBG Puerto Rico LLC (“PBG”) ~~the Company~~ in Puerto Rico and resides in Puerto Rico. In addition, a Puerto Rico Participant shall include any Puerto Rico Participant who transferred employment to Viatris Inc. on November 16, 2020, who is employed by Viatris Inc. and who resides in Puerto Rico. With respect to any Puerto Rico Participant, the terms of a Merged Plan shall be construed and applied by substituting any limitation under the Puerto Rico Code for any limitation under the Code. As a result of this construction, the Plan will provide benefits to a Puerto Rico Participant that could not be provided under the applicable Part of the PCPP PR as of November 16, 2020 for a Puerto Rico Participant, including as the result of the application of the limitations under Section 415 of the Code ~~or the Searle PR Plan (for certain Participants covered under Part D of the Plan~~.The Plan will not provide benefits that could not be provided under the applicable Part of the PCPP PR as a result of the application of the limitations under Section 415 of the Code after November 16, 2020.

3.Section 6.3(a) of Part A: Administrative and General Sections Applicable to All Participants is amended to read as follows:
6.3(a) Other Permitted Delay~~s~~ (a) Subject to paragraph (b), the distribution of Non-Grandfathered Benefits shall be delayed upon the reasonable anticipation ~~of one or more of the following events: (i) The tax deduction by the Company or the Associate Company with respect to such payment would be eliminated by application of Code Section 162(m); or (ii) The~~ that the making of the payment would violate Federal securities laws or other applicable law.

4.Nothing in this Amendment No. 2 shall be deemed to modify or affect any (i) compensation that is grandfathered, or any grandfathered amounts, for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), or (ii) grandfathered benefits or amounts under Section 409A of the Code.

5.To the extent required by the preamble to the 2019 Proposed Regulations under Section 162(m) of the Code (REG-122180-18, 84 Fed. Reg. 70356, 70369 (Dec. 20, 2019)), the Company shall cause the payment of previously deferred amounts that would have been required to be paid prior to December 31, 2020 to be made no later than December 31, 2020.

6.Section 3.1(d) of Appendix I of Part B: Provisions Applicable To The Pfizer Sub-Plan is amended to read as follows:
    (d) he has Pfizer Savings Plan (“PSP”) compensation more than or equal to $235,000 ~~in pensionable earnings under Part B of the Retirement Plan in 2017~~ for the PSP Plan Year two years prior to the year of the Separation Date, or he has an accrued benefit under Part B of the Plan; and

7.Section 5.4(b) of Part A: Administrative and General Sections Applicable to All Participants is amended to read as follows:

(b)    Enhanced Active Death Benefit

The Beneficiary (or other individual or entity, as applicable) of a Participant, who dies during active employment (excluding anyone on a leave of absence due to long–term disability) with an Associate Company under this Part B of the Plan on or after June 1, 2015, after having reached Normal Retirement Age or Early Retirement Age (as such terms are defined in the applicable provisions for determining the Employee’s benefit under the Annuity Plan), or who was eligible to receive a Supplemental VERP/SSP Benefit in accordance with Appendix I of Part B: Provisions Applicable To The Pfizer Sub-Plan, shall be eligible for an enhanced death benefit in lieu of any other death benefit provided under this Part B to the Plan, subject to the spousal consent requirements described herein for married Participants, as applicable.

(i)    The amount of the enhanced active death benefit shall equal the lump sum value of the Participant’s Plan benefit paid as a single life annuity, based on the Participant’s age and the actuarial assumptions for calculating lump sum payments under the Annuity Plan (defined as benefits limited under the PCPP and excluding benefits limited under PCPP PR) as of the first day of the month coincident with or next following the Participant’s date of death, and for a Participant who was eligible to receive a Supplemental VERP/SSP Benefit in accordance with Appendix I of Part B: Provisions Applicable To The Pfizer Sub-Plan, shall also include the Supplemental VERP/SSP Benefit.

(A)The enhanced active death benefit for a married Participant shall consist of a grandfathered (“GF”) portion and a nongrandfathered (“NGF”) portion, as follows:

(I)    The GF portion for a married Participant shall equal the lump sum value of the survivor portion of the Participant’s Grandfathered Benefit payable as a 50% joint and survivor annuity with the Spouse as the contingent annuitant, based on the surviving Spouse’s age and excluding the value of any Supplemental VERP/SSP Benefit.
(II)    The NGF portion for a married Participant shall equal the excess of the total enhanced active death benefit determined in (b)(i), over the GF portion determined in the immediately preceding paragraph (I).

(B)The entire enhanced active death benefit for an unmarried Participant shall be treated as the NGF portion.

(ii)    The enhanced active death benefit shall be paid as follows:

(A)If the Participant is married and the surviving Spouse waives the Qualified Pre-retirement Survivor Annuity (“QPSA”) under the Retirement Plan, the NGF portion shall be transferred as a notional transfer to the Participant’s PSSP account and the GF portion shall be paid directly to the Participant’s surviving Spouse. If the Participant is married and the surviving Spouse does not waive the QPSA under the Annuity Plan, the lump sum value of the survivor portion of the Participant’s Plan benefit payable as a 50% joint and survivor annuity with the Spouse as the contingent annuitant shall be paid directly to the Participant’s surviving Spouse and no further enhanced active death benefit shall be payable.

(B)If the Participant is unmarried, the enhanced active death benefit shall be transferred as a notional transfer to the Participant’s PSSP account.

A notional transfer to the PSSP shall be made as soon as administratively practicable following the Participant’s death and shall be subject to the PSSP beneficiary designations. A distribution from PSSP is generally made on the January 1 coincident with or next following date of death, but on the January 1 coincident with or next following the date of the Participant’s VERP/SSP Benefit Commencement Date in the case of a Participant who was married and had already accrued a Plan benefit prior to the VERP/SSP Plan Benefit. However, in the event that a valid spousal QPSA waiver is signed in the year following the year of death, the distribution from PSSP must be made no later than the last day of the calendar year following the calendar year in which the death occurred.

Payment of the enhanced active death benefit shall be made regardless of any re-deferral by the Employee under Section 5.7 of this Part B, and irrespective of whether the Employee was a Key Employee.

8.Section 4.3 of Appendix I of Part B: Provisions Applicable To The Pfizer Sub-Plan is amended to read as follows:
    SECTION 4.3    If a Participant dies after becoming eligible to receive a Supplemental VERP/SSP Plan Benefit and prior to the Participant’s Payment Date, the following benefits are payable from the Plan in the form of a rollover to the Pfizer Supplemental Savings Plan in accordance with the provisions in Part B, Section 5.4 of the Plan, as if the Participant had died during active employment. The lump sum amount payable shall be calculated under this Appendix I of Part B, but discounted back from the VERP/SSP Benefit Commencement Date to the date of the notional transfer to the PSSP using the same first tier segment interest rate under Code Section 417(e)(3)(C) as was used to calculate the lump sum under Appendix D of Part B of the Retirement Plan:

        (i) If the Participant is married at the time of death, and the Participant’s spouse waives the QPSA, the lump sum death benefit equal to the benefit determined in accordance with Appendix I; Section 4.1 of the VERP/SSP SERP shall be transferred to the PSSP account.

        (II) If the Participant is married at the time of death and the spouse does not waive the QPSA, no benefit is payable from the VERP/SSP SERP. However, pre-retirement death benefits may be payable from the Retirement Plan and the Plan.

        (iii) If the Participant is not married at the time of death, the lump sum death benefit equal to the benefit determined in accordance with Appendix I; Section 4.1 of the VERP/SSP SERP shall be transferred to the Participant’s Pfizer Supplemental Savings Plan account.

        (iv) The lump sum death benefit shall be payable as of the January 1 coincident with or next following the Participant’s death in the case of a single Participant or for a married Participant who had no benefit under the Plan other than as a result of the Supplemental VERP/SSP Plan Benefit, and the January 1 coincident with or next following the Participant’s VERP/SSP Benefit Commencement Date in the case of a Participant who was married and had already accrued a Plan benefit prior to the Supplemental VERP/SSP Plan Benefit.
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